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                    [LETTERHEAD OF MARION MERRELL DOW INC.]


                                                                   May 3, 1995



The Dow Chemical Company
Attention:  General Counsel
2030 Willard H. Dow Center
Midland, Michigan  48674

     Re:  Employment Matters, Certain Italian Personnel
          ---------------------------------------------

          In conjunction with the execution of the Stock Purchase Agreement of this date (the "Agreement") among The Dow Chemical Company ("DCC"), Hoechst Corporation ("Hoechst") and certain of their subsidiaries, this letter is intended to set forth provisions relating to the above referenced matters. Defined terms used in the Agreement shall have the same meanings when used herein as are attributable to them under the Agreement.

          With respect to employment matters, DCC has no objection to and will cause Dow Italia S.p.A. ("Dow Italia") to agree that the following five (5) Dow Italia employees shall be transferred to Gruppo Lepetit S.p.A. ("Gruppo Lepetit") as of the date of Hoechst's purchase of the Dow Shares: Costantino Ambrosio, Director of Manufacturing, Italy; Daniele Bosatra, European Bulk Sites E&HS Manager; Flavio Caluri, Process Control/MOD Engineer; and Luigi Grippa, Italian Engineering Manager; and Marilena Serpico, Administrative Assistant.
The individuals shall resign and shall be hired the same day by Gruppo Lepetit. Marion Merrell Dow Inc. has no objection to and will cause Gruppo Lepetit to hire the five people on the day each of them resigns from Dow Italia. Dow Italia shall not pay any costs or indemnities other than accrued severance allowances. FIP Dow will be handled separately and according to applicable regulations.
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The Dow Chemical Company
May 3, 1995
Page 2

          DCC further has no objection to and will cause Dow Italia to agree that Dow Italia will not offer employment to, or employ, any current Dow Italia employees who, immediately preceeding the Closing Date under the Agreement, were employed at, supporting or operating the Gruppo Lepetit plants located in Italy for a period of one year after the Closing Date. DCC also has no objection to and will cause Dow Italia to agree and to act in good faith according to regulations so that all severance allowances, and other benefits (FIP Dow will be handled separately and according to applicable regulations), if any, or other accounts attributable (i) to the foregoing five employees, (ii) to all other employees of Dow Italia who are being transferred to Gruppo Lepetit pursuant to the Manufacturing Services Agreement dated December 21, 1990, as amended, on the date of Hoechst's purchase of Dow Shares pursuant to the Agreement and (iii) to other employees, if any, of an MMD subsidiary participating in Italian benefit plans, shall be transferred, if under Dow Italia's control, to the MMD legal entity responsible for such employee as of the Closing Date according to local regulations.

          DCC also has no objection to and will cause its relevant subsidiary to agree that all severance allowances, and other benefits, if any, or other accounts attributable to MMD employees who participate in benefit plans, if any, of Dow subsidiaries in Portugal, Switzerland and the U.K. shall be transferred, if under a Dow subsidiary's control, to the MMD legal entity responsible for such employee as of and after the Closing Date according to local regulations.

          DCC and MMD further agree that as of the date of Hoechst's purchase of Dow Shares pursuant to the Agreement, the Manufacturing Services Agreement between Dow relevant subsidiaries on the one hand and (a) MMD GmbH dated December 9, 1993, (b) MMD Limited dated December 21, 1993, (c) MMD S.A. dated December 27, 1993, (d) MMD & Cie SNC dated December 27, 1993, (e) MMD S.A. dated January 3, 1994, and (f) Gruppo Lepetit dated December 21, 1990, respectively, as subsequently amended,
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The Dow Chemical Company
May 3, 1995
Page 3

will terminate by mutual consent without further action of the parties.

                              MARION MERRELL DOW INC.



                              By /s/ Charles D. Dalton
                                 ---------------------


                              THE DOW CHEMICAL COMPANY



                              By /s/ Jane M. Gootee
                                 ---------------------